Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-264603 and 333-268307 on Form S-3 and Registration Statement Nos. 333-255599, 333-268308 and 333-272732 on Form S-8 of our report dated February 28, 2024 (September 20, 2024 as to the effects of discontinued operations discussed in Note 4), relating to the financial statements of Endeavor Group Holdings, Inc. appearing in this Current Report on Form 8-K dated September 20, 2024, and of our report dated February 28, 2024, relating to the effectiveness of Endeavor Group Holdings, Inc.'s internal control over financial reporting appearing in the Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ DELOITTE & TOUCHE LLP

New York, NY

September 20, 2024